UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2025

VERANO HOLDINGS CORP.

(Exact Name of Registrant as Specified in its Charter)

British Columbia	000-56342	98-1583243
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

224 West Hill Street, Suite 400,
Chicago, Illinois	60610
(Address of Principal Executive Offices)	(Zip Code)

(312) 265-0730

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On September 30, 2025 (the “Closing Date”), Verano Holdings Corp., a British Columbia corporation (the “Company”), entered into a Credit Agreement (the “Revolver”), by and among the Company, as a guarantor, certain subsidiaries of the Company from time-to-time party thereto as borrowers (the “Real Estate Subsidiaries”), lenders from time-to-time party thereto (the “Lenders”), and Chicago Atlantic Admin, LLC, a Delaware limited liability company (“Chicago Atlantic”), as administrative agent for the Lenders.

Principal, Maturity, Security, Interest and Prepayments

The Revolver provides for a $75,000,000 revolving loan facility, $50,000,000 of which was drawn upon the Closing Date and used to prepay, without any penalty or premium, $50,000,000 of outstanding obligations due under the Credit Agreement, dated as of October 27, 2022, by and among the Company, subsidiaries of the Company from time-to-time party thereto, lenders from time-to-time party thereto and Chicago Atlantic, as administrative agent for such lenders (the “2022 Credit Facility”), a copy of which was filed as Exhibit 10.1 to the Company’s Current Report of Form 8-K filed with the U.S. Securities and Exchange Commission (the “SEC”) on October 27, 2022.

Amounts drawn under the Revolver do not require amortization payments and all outstanding amounts are due in full on September 29, 2028. The Revolver provides for a floating annual interest rate on amounts drawn equal to one-month Term SOFR (subject to a minimum 4% SOFR floor) plus 6%, which rate may be increased by 3% upon an event of default or 6% upon a material event of default as provided in the Revolver.

After the Closing Date, the Revolver may be drawn in $2,500,000 increments upon ten business days prior notice and any outstanding amount under the Revolver may be voluntarily prepaid in $2,500,000 increments upon five business days prior notice without any penalty or premium, unless such prepayment occurs within six months of the applicable advance, in which case, such prepayment shall be subject to a six-month interest make whole. Any amounts prepaid may be redrawn subject to the same requirements set forth above. The Revolver is subject to a borrowing base which requires the outstanding principal balance under the Revolver to be equal to or less than 60% of the appraised value, net of certain indebtedness, of the owned real estate serving as collateral for the Revolver from time to time.

The obligations under the Revolver are secured by substantially all of the assets of the Real Estate Subsidiaries, which primarily consistent of owned real estate, and are guaranteed by the Company on an unsecured basis. Additionally, the Revolver allows for the proportionate release of certain Real Estate Subsidiaries upon request of the Company so long as the outstanding principal balance under the Revolver does not exceed 60% of the appraised value, net of certain indebtedness, of the owned real estate serving as collateral after giving effect to such release.

Representations, Warranties, Events of Default and Certain Covenants

The Revolver includes customary representations and warranties and customary events of default, including, without limitation, payment defaults, breaches of representations and warranties, covenant defaults, cross-defaults to other indebtedness, and events of bankruptcy and insolvency, among others.

The Revolver also includes customary negative covenants, including, without limitation, limiting the Real Estate Subsidiaries’ ability to (a) incur additional indebtedness, make guarantees and grant liens that are otherwise not permitted, and (b) enter into or consummate acquisitions or dispositions that are not otherwise permitted, among others.

The foregoing description of the Revolver does not purport to be complete and is qualified in its entirety by reference to the full text of the Revolver, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of the Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference in this Item 2.03.

Item 8.01 Other Events

On October 1, 2025, the Company issued a press release announcing the Revolver described in Item 1.01 above. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is hereby incorporated by reference into this Item 8.01.

The information furnished under this Item 8.01, including Exhibit 99.1 incorporated by reference herein, shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section and shall not be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Revolver, dated September 30, 2025, by and among Verano Holdings Corp., certain subsidiaries of Verano Holdings Corp. from time-to-time party thereto, certain lenders from time-to-time party thereto, and Chicago Atlantic Admin, LLC, as administrative agent for the lenders.*
99.1	Press Release, dated October 1, 2025.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

* Certain confidential portions of this exhibit have been omitted and replaced with “[***]”. Such identified information has been excluded from this exhibit because it (i) is not material and (ii) would likely cause competitive harm to the company if disclosed.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERANO HOLDINGS CORP.

Date: October 1, 2025	By:	/s/ Richard Tarapchak
	Name:	Richard Tarapchak
	Title:	Chief Financial Officer